Exhibit 1.2

ORCHARD SECURITIES, LLC

401 SOUTH 850 EAST, SUITE C1

LEHI, UTAH 84043

SOLICITING DEALER AGREEMENT

for Shares in

Cottonwood Multifamily REIT II, Inc.

                    , 20

Ladies and Gentlemen:

The undersigned, Orchard Securities, LLC, a Utah limited liability company (the “Managing Broker-Dealer”), has entered into an agreement (the “MBD Agreement”) with Cottonwood Multifamily REIT II, Inc., a Maryland corporation (the “Company”) for the sale (the “Offering”) of up to $50,000,000 share of common stock (the “Shares”) in the Company, pursuant to which the Managing Broker-Dealer has agreed to use its best efforts to form and manage, as the Managing Broker-Dealer, a group of securities dealers (the “Selling Group Members”) for the purpose of soliciting offers for the purchase of the Shares. The MBD Agreement is attached as Exhibit A. The terms of the Offering are set forth in the Cottonwood Multifamily REIT II, Inc. Offering Statement dated [                         ], 20[    ] (the “Offering Statement”). The date the Offering Statement is qualified by the Securities and Exchange Commission (the “SEC”) shall be referred to herein as the “Qualification Date.” The Shares will be offered during a period commencing on the date of the Offering Statement, and continuing until the earliest of: (i) the sale of $50,000,000 of Shares, (ii) the one year anniversary of the Qualification Date or (iii) a determination by the board of directors to terminate the Offering (the “Offering Termination Date”); provided, however, that the Company in its sole discretion may terminate the Offering at any time. If subscriptions for at least 200,000 Shares ($2,000,000, the “Minimum Offering Amount”) have not been received and accepted by the Company before [                         ], 20[    ] none of the Shares will be sold and all funds tendered for the purchase of Shares will be refunded in full to each subscriber without deductions or charges. Terms used but not otherwise defined in this Soliciting Dealer Agreement (this “Agreement”) have the same meanings as set forth in the MBD Agreement. The Shares will be offered at a price of $10.00 per Share. No subscriber will be permitted to acquire Shares at a price that is less than $10.00 per Share.

You are invited to become a Selling Group Member and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to find qualified investors (the “Investors”) for the Shares. By your acceptance of this Agreement, you will become one of the Selling Group Members and will be entitled to and subject to the indemnification and contribution provisions contained in the MBD Agreement, including the provisions of the MBD Agreement wherein the Selling Group Members severally agree to indemnify and hold harmless the Company and the Managing Broker-Dealer for certain actions.

1.        Selling Group Member Representations.

1.1        You hereby confirm that you (i) are a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (ii) are qualified and duly registered to act as a broker-dealer within all states in which you will sell the Shares, (iii) are a broker-dealer duly registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iv) will maintain all such registrations and qualifications in good standing for the duration of your involvement in the Offering. You agree to immediately notify the Managing Broker-Dealer if you cease to be a member of FINRA in good standing.

1.2        You hereby agree to solicit, as an independent contractor, and not as the Managing Broker-Dealer’s agent, or as an agent of the Company or its affiliates, persons acceptable to the Company to purchase the Shares pursuant to the Instructions to Investors and Subscription Agreement (the “Subscription Agreement”) in the form attached to the Offering Statement and in accordance with the terms of the Offering Statement and to diligently make inquiries as required by this Agreement, the Offering Statement or applicable law with respect to prospective Investors in order to ascertain whether a purchase of the Shares is suitable for the Investor. In accordance with the instructions set forth in the Subscription Agreement, all the Subscription Agreements and all funds received by you with respect to any Subscription Agreement shall be transmitted to the Managing Broker-Dealer. To the extent received by the Managing Broker-Dealer, the Managing Broker-Dealer will be responsible for the transmittal of such funds for the purchase of Shares with UMB Bank, N.A. (the “Escrow Bank”). The funds shall be maintained in accordance with SEC Rule 15c2-4. No Subscription Agreement shall be effective unless and until accepted by the Company, it being understood that the Company may accept or reject any Investor in its sole discretion and that the Company may terminate the Offering at any time for any reason.

1.3        You understand that the offering of Shares is made on an “all-or-nothing minimum, best-efforts maximum” basis, as described in the Offering Statement. You further understand and agree that your compensation under this Agreement for the sale of Shares is conditioned upon the sale of at least $2,000,000 in Shares before [                         ], 20[    ], and the Company’s acceptance of sales by you, and that the failure to sell at least $2,000,000 in Shares or the failure to accept a purchase for Shares shall relieve the Managing Broker-Dealer or any other party of any obligation to pay you for any services rendered by you in connection with the sale of Shares under this Agreement or otherwise.

1.4        You agree that before participating in the Offering, you will have reasonable grounds to believe, based on information made available to you by the Managing Broker-Dealer and/or the Company through the Offering Statement, that all material facts are adequately and accurately disclosed in the Offering Statement and provide a basis for evaluating the Company and the Shares.

1.5        You agree not to execute any transaction in which an Investor invests in the Shares in a discretionary account without prior written approval of the transaction by the Investor and the Managing Broker-Dealer.

1.6        You agree to comply in all respects with the purchase procedures and plan of distribution set forth in the Offering Statement. Further, you agree that although you may receive due diligence regarding the Offering from the Company in electronic form, you will not distribute to any prospective Investor or any other person any such due diligence material.

1.7        All subscriptions solicited by you will be strictly subject to confirmation by the Managing Broker-Dealer and acceptance thereof by the Company. The Managing Broker-Dealer and the Company reserve the right in their absolute discretion to reject any such subscription and to accept or reject subscriptions in the order of their receipt by the Company, as appropriate or otherwise. Neither you nor any other person is authorized to, and neither you nor any of your employees, agents or representatives shall give any information or make any representation other than those contained in the Offering Statement or in any supplemental sales literature furnished by the Managing Broker-Dealer or the Company for use in making solicitations in connection with the offer and sale of the Shares.

1.8        Upon authorization by the Managing Broker-Dealer, you may offer the Shares at the Offering price set forth in the Offering Statement, subject to the terms and conditions thereof.

1.9        The Company or the Managing Broker-Dealer will provide you with such number of copies of the Offering Statement as you may reasonably request. You will be solely responsible for correctly placing orders of such materials, and will reimburse the Managing Broker-Dealer for any costs incurred in connection with unreasonable or mistaken orders. The Managing Broker-Dealer also understands that the Company may provide you with certain supplemental sales material to be used by you in connection with the solicitation of purchases of the Shares. If you elect to use such supplemental sales material, you agree that such material shall not be used in connection with the solicitation or purchase of the Shares unless accompanied or preceded by the Offering Statement, as then currently in effect, and as it may be amended or supplemented in the future.

1.10        The Managing Broker-Dealer shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering. The Managing Broker-Dealer shall be under no liability to you except for lack of good faith and for obligations expressly assumed by it in this Agreement. Nothing contained in this Section is intended to operate as, and the provisions of this Section shall not constitute a waiver by you, of compliance with any provision of the Securities Act, the Exchange Act, other applicable federal law, applicable state law or of the rules and regulations thereunder.

1.11        You agree that you will not offer the Shares for sale to any Investor who has not confirmed to you, in writing, that such Investor meets the Investor Suitability Requirements set forth in the section captioned “Suitability Standards” in the Offering Statement. Nothing contained in this Section 1.11 shall be construed to relieve you of your suitability obligations under FINRA Rule 2111.

1.12        For the sale of Shares, you will instruct all Investors to make their checks payable to “UMB Bank, N.A., as Escrow Bank for Cottonwood Multifamily REIT II, Inc.” If you receive a check that does not conform with the foregoing instructions you shall return such check directly to such subscriber not later than the end of the next business day following its receipt.

1.13        You will limit the offering of the Shares to persons whom you have reasonable grounds to believe, and in fact believe, meet the financial suitability and other Investor requirements set forth in the Offering Statement.

1.14        After the Offering Statement has been filed with the SEC but prior to the Qualification Date, you are required to provide each prospective Investor with a copy of the Preliminary Offering Circular and any exhibits and appendices thereto (which are contained in the Offering Statement). After the Qualification Date, you are required to provide each prospective Investor with a copy of the final Offering Circular and any exhibits and appendices thereto. If a prospective Investor receives the Preliminary Offering Circular, then you will be required to deliver to the Investor the final Offering Circular at least 48 hours before such Investor will be permitted to acquire Shares. If an Investor purchases Shares within 90 calendar days of the Qualification Date, you will deliver to the Investor, no later than two business days following the completion of such sale, a copy of the final Offering Circular and all exhibits and appendices thereto either by (i) electronic delivery of the final Offering Circular or the uniform resource locator (the “URL”) to where the final Offering Circular may be accessed on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), or (ii) mailing the final Offering Circular and all exhibits and appendices thereto to the Investor at the address indicated in the Subscription Agreement.

1.15        During the course of the Offering, you will advise each prospective Investor at the time of the initial offering to him or her that the Company and/or its agents and consultants will, during the course of the Offering and prior to any sale, accord said Investor and his or her purchaser representative, if any, the opportunity to ask questions of and to receive answers from the Company and/or its agents and consultants concerning the terms and conditions of the Offering and to obtain any additional information, which information is possessed by the Company or may be obtained by it without unreasonable effort or expense and which is necessary to verify the accuracy of the information contained in the Offering Statement.

1.16        You will immediately bring to the attention of the Company and the Managing Broker-Dealer any circumstance or fact which causes you to believe the Offering Statement, or any other literature distributed pursuant to the Offering, or any information supplied to prospective Investors in their purchase materials, may be inaccurate or misleading.

1.17        You agree that in recommending to an Investor the purchase or sale of the Shares, you shall have reasonable grounds to believe, on the basis of information obtained from the prospective Investor concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by you, that:

1.17.1    The prospective Investor meets the Investor Suitability Requirements set forth in the Offering Statement and the acquisition of Shares is otherwise a suitable investment for such Investor as may be required by all applicable laws, rules and regulations;

1.17.2    The prospective Investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits described in the Offering Statement;

1.17.3    The prospective Investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares, including, but not limited to, the total loss of the investment, lack of liquidity and other risks described in the Offering Statement; and

1.17.4    An investment in the Shares is otherwise suitable for the prospective Investor.

1.18        You agree to keep records in compliance with the requirements imposed by (i) federal and state securities laws and the rules and regulations thereunder and (ii) the applicable rules of FINRA. You agree to retain in your records and make available to the Managing Broker-Dealer and to the Company, for a period of at least 6 years following the Offering Termination Date, information establishing that (i) each person who purchases the Shares pursuant to a Subscription Agreement solicited by you is within the permitted class of Investors under the requirements of the jurisdiction in which such Investor is a resident, (ii) each person met the suitability requirements set forth in the Offering Statement and the Subscription Agreement and (iii) each person is suitable for such investment and the basis on which such suitability determination was made. You also agree to make your records regarding suitability available to representatives of the SEC and FINRA and applicable state securities administrators upon the Managing Broker-Dealer’s request.

1.19        You agree that upon request by the Managing Broker-Dealer, you will furnish a complete list of all persons who have been offered the Shares (including the corresponding number of the Offering Statement delivered to such persons) and such persons’ place of residence.

1.20      You agree that before executing a purchase transaction in the Shares, you will inform the prospective Investor and his or her purchaser representative, if any, of all pertinent facts relating to the liquidity and marketability of the Shares, as appropriate, during the term of the investment.

1.21      You hereby undertake and agree to comply with all obligations applicable to you as set forth in FINRA rules, including, but not limited to, any new suitability and filing requirements.

1.22      You agree not to rely upon the efforts of the Managing Broker-Dealer in (i) performing due diligence related to the Company (including its members, managers, officers, directors, employees, and Affiliates), the Shares, or the suitability thereof for any Investors and (ii) determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal law, state law and/or FINRA. You further agree that you are solely responsible for performing adequate due diligence, and you agree to perform adequate due diligence as required by federal law, state law, and/or FINRA.

1.23      You will refrain from making any representations to any prospective Investor other than those contained in the Offering Statement, and will not allow any other written materials to be used to describe the potential investment to prospective Investors other than the Offering Statement or factual summaries and sales brochures of the Offering prepared by the Company and distributed by the Managing Broker-Dealer.

1.24      You will refrain from distributing any material to prospective Investors that is marked “Financial Advisor Use Only” or “Broker-Dealer Use Only,” or any other due diligence material related to the Offering received by you.

1.25      The Selling Group Member hereby represents and warrants as of the date of this Agreement (the “Effective Date”) to the Managing Broker-Dealer and to the Company that neither the Selling Group Member nor any of its executive officers, directors, general partners, managing members, or officers involved in the offering or persons who own 20% or more of the Selling Group Member or any person receiving a commission from the Selling Group Member with respect to the Offering:

  1.25.1    Has been convicted, within 10 years of the Effective Date of any felony or misdemeanor that was:

     (a)        In connection with the purchase or sale of any security;

     (b)        Involving or making of any false filing with the SEC; or

     (c)        Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

  1.25.2    Is subject to any order, judgment or decree of any court of competent jurisdiction, entered within 5 years before the Effective Date, that restrains or enjoins such person from engaging or continuing in any conduct or practice:

     (a)        In connection with the purchase or sale of any security;

     (b)        Involving the making of any false filing with the SEC; or

     (c)        Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

1.25.3    Is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions), a state authority that supervises or examines banks, savings associations or credit unions, a state insurance commission (or an agency or officer of a state performing like functions), an appropriate federal banking agency, the U.S. Commodity Futures Trading Commission or the National Credit Union Administration that:

   (a)        As of the Effective Date, bars the person from:

     (i)          Association with an entity regulated by such commission, authority, agency or officer;

     (ii)         Engaging in the business of securities, insurance or banking; or

     (iii)        Engaging in savings association or credit union activities.

   (b)        Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct entered within 10 years before the Effective Date.

1.25.4    Is subject to an order of the SEC pursuant to sections 15(b) or 15B(c) of the Exchange Act or section 203(e) or (f) of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) that, as of the Effective Date:

   (a)        Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment advisor;

   (b)        Places limitations on the activities, functions or operations of such person; or

   (c)        Bars such person from being associated with any entity or from participating in the offering of any penny stock.

1.25.5    Is subject to any order of the SEC entered within 5 years before the Effective Date, as of the date hereof, that orders the person to cease and desist from committing or causing a violation or future violation of:

   (a)        Any scienter-based anti-fraud provisions of the federal securities laws including, without limitation, section 17(a)(1) of the Securities Act, section 10(b) of the Exchange Act and 17 CFR 240.10b-5, section 15(c)(1) of the Exchange Act and section 206(1) of the Investment Advisers Act, or any other rule or regulation thereunder; or

   (b)        Section 5 of the Securities Act.

1.25.6    Is suspended or expelled from membership in, or suspended or barred from association with, a member of a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

  1.25.7    Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within 5 years of the Effective Date, was the subject of a refusal order, stop order or order suspending the Regulation A exemption or, is, as of the Effective Date, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

  1.25.8    Is subject to a United States Postal Service false representation order entered within 5 years before the Effective Date, or is, at the Effective Date, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

The representations and warranties made in this Section 1 are and shall be continuing representations and warranties throughout the term of the Offering. In the event that any of these representations or warranties becomes untrue, the Selling Group Member will immediately notify the Managing Broker-Dealer in writing of the fact which makes the representation or warranty untrue.

1.26      You acknowledge that this Offering is being made in reliance on Regulation A promulgated under the Securities Act and that the Company is relying on a certification from you that a potential Investor meets with the suitability requirements set forth in the Offering Statement.

1.27      You will provide the Managing Broker-Dealer with such information relating to the offer and sale of the Shares by you as the Managing Broker-Dealer may from time to time reasonably request.

2.        Compensation.     Subject to certain conditions, and in consideration of your services hereunder, the Managing Broker-Dealer will pay you sales commissions and marketing allowances as follows:

2.1      You will receive a selling commission in an amount up to 6.0% of the purchase price of the Shares sold by you; provided, however, that this amount will be reduced to the extent the Managing Broker-Dealer negotiates a lower commission rate with you, in which event the commission rate will be the lower agreed upon rate (the above being referred to as the “Commissions”).

2.2      You may receive a non-accountable marketing and due diligence allowance of up to 1.25% of the purchase price of the Shares sold by you (the “Allowances”).

2.3      Payment of the Commissions and the Allowances shall be subject to the following conditions:

(a)        No Commissions or Allowances will be payable with respect to any Subscription Agreements that are rejected by the Company or the Managing Broker-Dealer, or if the Company terminates the Offering for any reason whatsoever.

(b)        No Commissions or Allowances will be payable unless and until release to the Company of funds from the Escrow Bank with which there is to be deposited the Minimum Offering Amount of $2,000,000.

(c)        No Commissions or Allowances will be payable to you with respect to any sale of the Shares by you unless and until such time as the Company has received the total proceeds of any such sale from the Escrow Bank and the Managing Broker-Dealer has received the aggregate amount of sales commission to which it is entitled.

2.4        All other expenses incurred by you in the performance of your obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys’ fees, shall be at your sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

2.5        Once Commissions or Allowances become payable, they will be paid on the first and fifteenth of each month. You agree that, in the event any Commissions or Allowances have been paid to the Managing Broker-Dealer pursuant to the terms of the Managing Broker-Dealer Agreement, you will look solely to the Managing Broker-Dealer for payment of any Commissions or Allowances.

2.6        In the event that a purchase is revoked or rescinded, the Selling Group Member will be obligated to return to the Managing Broker-Dealer any Commissions or Allowances previously paid to the Selling Group Member in connection with such purchase.

3.        Solicitation.

3.1        In soliciting persons to acquire the Shares, you agree to comply with any applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws, the published rules and regulations thereunder and FINRA rules and, in particular, you agree that you will not give any information or make any representations other than those contained in the Offering Statement and in any supplemental sales literature furnished to you by the Managing Broker-Dealer or the Company for use in making such solicitations.

3.2        You will conduct all solicitation and sales efforts in conformity with Regulation A promulgated under the Securities Act, and exemptions available under applicable state law and conduct reasonable investigation to ensure that all prospective Investors are not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable enabling legislation or other Executive Orders in respect thereof (such lists are collectively referred to as “Lists”) or (ii) owned or controlled by, nor act for or on behalf of, any person or entity on the Lists.

3.3        You agree to promptly provide to the Managing Broker-Dealer copies of any written or otherwise documented complaints from customers received by you relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by you).

4.        Offer and Sale Activities.   It is understood that under no circumstances will you engage in any activities hereunder in any state other than those for which permission has been granted by the Managing Broker-Dealer to you, as evidenced by written acknowledgement by the Managing Broker-Dealer that such state has been cleared for offer and sale activity. It is further understood that you shall notify the Company of Subscription Agreements you receive within 2 business days of receipt so that the Company may make any required federal or state law filings.

5.        Relationship of Parties.   Nothing contained herein shall be construed or interpreted to constitute the Selling Group Member as an employee, agent or representative of, or in association with or in partnership with, the Managing Broker-Dealer or the Company. The Managing Broker-Dealer shall be under no liability to make any payment to you except out of the funds received pursuant to the terms of the Managing Broker-Dealer Agreement as hereinabove provided, and the Managing Broker-Dealer shall not be under any liability for, or in respect of the value or validity of the Subscription Agreement, the Shares or the performance by anyone of any agreement on its part, or for, or in respect of any matter connected with this Agreement, except for lack of good faith by the Managing Broker-Dealer, and for obligations expressly assumed by the Managing Broker-Dealer in this Agreement.

6.        Indemnification and Contribution.   You hereby agree and acknowledge that you shall be entitled to the rights, and be subject to the obligations and liabilities, of the indemnification and contribution provisions contained in the MBD Agreement, including without limitation, the provisions by which the Selling Group Members shall severally agree to indemnify and hold harmless the Company and the Managing Broker-Dealer and their respective owners, managers, members, trustees, partners, directors, officers, employees, agents, attorneys and accountants.

7.        Privacy Act.   To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the parties wish to include the confidentiality and non-disclosure obligations set forth herein.

7.1        Customer Information.     “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party. Customer Information shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).

7.2        Usage and Nondisclosure.     The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure. The parties agree that they are prohibited from using the Customer Information received from the other party other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to this Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.

7.3        Safeguarding Customer Information.     The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

7.4        Survivability.   The provisions of Section 6 and this Section 7 shall survive the termination of this Agreement.

8.        Survival of Representations and Warranties.   Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement and in the applicable provisions of the MBD Agreement shall be deemed to be representations, warranties and agreements at and through the Offering Termination Date, and such representations, warranties and agreements by the Managing Broker-Dealer or the Selling Group Members, including the indemnity agreements contained in Sections 10, 11 and 12, the contribution agreements contained in Section 13 and the representations and warranties contained in Section 2.6 of the MBD Agreement shall remain operative and in full force and effect regardless of any investigation made by the Managing Broker-Dealer, the Selling Group Members and/or any controlling person, and shall survive the sale of, and payment for, the Shares and the termination of this Agreement.

9.        Termination.   The Selling Group Member will suspend or terminate the Offering upon request of the Company or the Managing Broker-Dealer at any time and will resume the Offering upon the subsequent request of the Company or the Managing Broker-Dealer. This Agreement may be terminated by the Managing Broker-Dealer or a Selling Group Member at any time upon 5 days’ written notice to the other party. If this Agreement is terminated the Selling Group Member is still obligated to fulfill its delivery requirements pursuant to Section 1.14.

10.        Managing Broker-Dealer Obligations.

  10.1        Notifications.   The Managing Broker-Dealer shall provide prompt written notice to the Selling Group Members of any material changes to the Offering Statement that in its judgment could materially and adversely affect a Selling Group Member with respect to this Offering.

  10.2        Records.   The Managing Broker-Dealer shall retain in its records and make available to the Selling Group Members, for a period of at least 6 years following the Offering Termination Date, any communications and information with respect to a prospective Investor that has otherwise not been provided to a Selling Group Member.

  10.3        FINRA Rule 5110.   The Managing Broker-Dealer has submitted to FINRA (or will submit no later than one business day after filing with or submitting to the SEC or any state securities commission or other regulatory authority) a copy of the documents to be filed pursuant to FINRA Rule 5110(b)(5) and the information specified in FINRA Rule 5110(b)(6); provided, however, any documents that are filed with the SEC through the SEC’s EDGAR System that are referenced in FINRA’s electronic filing system shall be treated as filed with FINRA (the “FINRA Filing”). No sales of Shares shall commence unless such documents and information have been filed with and reviewed by FINRA and FINRA has provided an opinion that it has no objections to the proposed underwriting and other terms and arrangements.

  10.4        Confirmation.   The Managing Broker-Dealer hereby acknowledges that it has assumed the duty to confirm on behalf of the Selling Group Members all orders for purchases of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and FINRA and will comply with the applicable laws of such other jurisdictions to the extent that the Managing Broker-Dealer is advised of such laws in writing by the Selling Group Member.

11.        Governing Law.   This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Utah without regard to conflict of law provisions.

12.        Dispute Resolution.   Any controversy arising out of or related to this Agreement or the breach thereof shall be settled by arbitration in Salt Lake County, Utah, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be a person agreed to by each party to the dispute within 30 days following notice by one party that he desires that a matter be arbitrated. If the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Salt Lake County office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorney’s fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by him or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within 30 days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within 30 days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each party shall be entitled to discovery. Any action not resolved pursuant to the foregoing shall be brought only in a court of competent jurisdiction located in Salt Lake County, Utah.

13.        Severability.   If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and operative and (ii) effect shall be given to the intent manifested by the portion held invalid or inoperative.

14.        Counterparts.   This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original, and together which shall constitute one and the same instrument.

15.        Modification or Amendment.   This Agreement may not be modified or amended except by written agreement executed by the parties hereto.

16.        Notices.   All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, (i) if sent to the Managing Broker-Dealer, shall be mailed or delivered to Orchard Securities, LLC, 401 South 850 East, Suite C1, Lehi, Utah 84043, (ii) if sent to the Company, shall be mailed or delivered to Cottonwood Multifamily REIT II, Inc., 6340 South 3000 East, Suite 500, Salt Lake City, Utah, 84121, or (iii) if sent to you, shall be mailed or delivered to you at your address set forth below. The notice shall be deemed to be received on the date of its actual receipt by the party entitled thereto.

17.        Parties.   This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the persons referred to in Sections 10, 11, 12 and 13 of the MBD Agreement, their respective successors, legal representatives, heirs and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of, this Agreement or any provision herein contained.

18.        Delay.   Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any subsequent occurrence.

19.        Recovery of Costs.   If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.

20.        Entire Agreement.   This Agreement, along with the applicable provisions of the MBD Agreement, constitute the entire understanding between the parties hereto and supersede any prior understandings or written or oral agreements between them respecting the subject matter hereof.

21.        Anti-Money Laundering Compliance Programs.   Each Selling Group Member’s acceptance of this Agreement constitutes a representation to the Managing Broker-Dealer that the Selling Group Member has established and implemented an anti-money laundering (“AML”) compliance program (“AML Program”), in accordance with FINRA Rule 3310 and Section 352 of the Money Laundering Abatement Act, the Bank Secrecy Act, as amended, and Section 326 of the Patriot Act of 2001, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of Shares. In addition, the Selling Group Member represents that it has established and implemented a program (“OFAC Program”) for compliance with OFAC and will continue to maintain its OFAC Program during the term of this Agreement. Upon request by the Managing Broker-Dealer at any time, the Selling Group Member hereby agrees to (i) furnish a copy of its AML Program and OFAC Program to the Managing Broker-Dealer for review and (ii) furnish a copy of the findings and any remedial actions taken in connection with the Selling Group Member’s most recent independent testing of its AML Program and/or its OFAC Program.

The parties acknowledge that for the purposes of the FINRA rules the Investors who purchase Shares through the Selling Group Member are “Customers” of the Selling Group Member and not the Managing Broker-Dealer. Nonetheless, to the extent that the Managing Broker-Dealer deems it prudent, the Selling Group Member shall cooperate with the Managing Broker-Dealer’s auditing and monitoring of the Selling Group Member’s AML Program and its OFAC Program by providing, upon request, information, records, data and exception reports, related to the Company’s investors introduced to, and serviced by, the Selling Group Member (the “Customers”). Such documentation could include, among other things: (i) copies of Selling Group Member’s AML Program and its OFAC Program; (ii) documents maintained pursuant to the Selling Group Member’s AML Program and its OFAC Program related to the Customers; (iii) any suspicious activity reports filed related to the Customers; (iv) audits and any exception reports related to the Selling Group Member’s AML activities; and (v) any other files maintained related to the Customers. In the event that such documents reflect, in the opinion of the Managing Broker-Dealer, a potential violation of the Managing Broker-Dealer’s obligations in respect of its AML or OFAC requirements, the Selling Group Member will permit the Managing Broker-Dealer to further inspect relevant books and records related to the Customers (with respect to the Offering) and/or the Selling Group Member’s compliance with AML or OFAC requirements. Notwithstanding the foregoing, the Selling Group Member shall not be required to provide to the Managing Broker-Dealer any documentation that, in the Selling Group Member’s reasonable judgment, would cause the Selling Group Member to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. The Selling Group Member hereby represents that it is currently in compliance with all AML rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act. The Selling Group Member hereby agrees, upon request by the Managing Broker-Dealer to (i) provide an annual certification to the Managing Broker-Dealer that, as of the date of such certification (A) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (B) it has continued to implement its AML Program and its OFAC Program and (C) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act and (ii) perform and carry out, on behalf of both the Managing Broker-Dealer and the Company, the Customer Identification Program requirements in accordance with Section 326 of the USA PATRIOT Act and applicable SEC and Treasury Department Rules thereunder.

22.        Due Diligence.   Pursuant to the MBD Agreement, the Company will authorize a collection of information regarding the Offering (the “Due Diligence Information”), which collection the Company may amend and supplement from time to time, to be delivered by the Managing Broker-Dealer to the Selling Group Member (or their agents performing due diligence) in connection with its due diligence review of the Offering. In the event the Selling Group Member (or its agent performing due diligence) requests access to additional information or otherwise wishes to conduct additional due diligence regarding the Offering, the Company, the Company’s sponsor or the sponsor’s affiliates and the Managing Broker-Dealer will reasonably cooperate with the Selling Group Member to accommodate such request. All Due Diligence Information received by the Selling Group Member in connection with its due diligence review of the Offering is confidential and shall be maintained as confidential and not disclosed by the Selling Group Member, except to the extent such information is disclosed in the Offering Statement.

23.      Managing Broker-Dealer Representations.     The Managing Broker-Dealer hereby represents and warrants as of the Effective Date to the Selling Group Member that neither the Managing Broker-Dealer nor any of its executive officers, directors, general partners, managing members, or officers involved in the offering or persons who own 20% or more of the Managing Broker-Dealer:

23.1      Has been convicted, within 10 years of the Effective Date of any felony or misdemeanor that was:

23.1.1    In connection with the purchase or sale of any security;

23.1.2    Involving or making of any false filing with the SEC; or

23.1.3    Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

23.2      Is subject to any order, judgment or decree of any court of competent jurisdiction, entered within 5 years before the Effective Date, that restrains or enjoins such person from engaging or continuing in any conduct or practice:

23.2.1    In connection with the purchase or sale of any security;

23.2.2    Involving the making of any false filing with the SEC; or

23.2.3    Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

23.3      Is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions), a state authority that supervises or examines banks, savings associations or credit unions, a state insurance commission (or an agency or officer of a state performing like functions), an appropriate federal banking agency, the U.S. Commodity Futures Trading Commission or the National Credit Union Administration that:

23.3.1    As of the Effective Date, bars the person from:

       (a)        Association with an entity regulated by such commission, authority, agency or officer;

       (b)        Engaging in the business of securities, insurance or banking; or

       (c)        Engaging in savings association or credit union activities.

23.3.2    Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct entered within 10 years before the Effective Date.

23.4      Is subject to an order of the SEC pursuant to sections 15(b) or 15B(c) of the Exchange Act or section 203(e) or (f) of the Investment Advisers Act that, as of the Effective Date:

  23.4.1    Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment advisor;

  23.4.2    Places limitations on the activities, functions or operations of such person; or

  23.4.3    Bars such person from being associated with any entity or from participating in the offering of any penny stock.

23.5      Is subject to any order of the SEC entered within 5 years before the Effective Date that, as of the Effective Date, orders the person to cease and desist from committing or causing a violation or future violation of:

  23.5.1    Any scienter-based anti-fraud provisions of the federal securities laws including, without limitation, section 17(a)(1) of the Securities Act, section 10(b) of the Exchange Act and 17 CFR 240.10b-5, section 15(c)(1) of the Exchange Act and section 206(1) of the Investment Advisers Act, or any other rule or regulation thereunder; or

  23.5.2    Section 5 of the Securities Act.

23.6      Is suspended or expelled from membership in, or suspended or barred from association with, a member of a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

23.7      Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or offering statement filed with the SEC that, within 5 years of the Effective Date, was the subject of a refusal order, stop order or order suspending the Regulation A exemption or, is, as of the Effective Date, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

23.8      Is subject to a United States Postal Service false representation order entered within 5 years before the Effective Date, or is, as of the Effective Date, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

The representations and warranties made in this Section 23 are and shall be continuing representations and warranties throughout the term of the Offering. In the event that any of these representations or warranties becomes untrue, the Managing Broker-Dealer will immediately notify the Selling Group Member in writing of the fact which makes the representation or warranty untrue.

24.      Electronic Delivery of Information; Electronic Processing of Subscriptions.   Pursuant to the MBD Agreement, the Company has agreed to confirm all orders for the purchase of Shares accepted by the Company. In addition, the Company, the Managing Broker-Dealer and/or third parties engaged by the Company or the Managing Broker-Dealer may, from time to time, provide to the Selling Group Member copies of investor letters, annual reports and other communications provided to the Company investors. The Selling Group Member agrees that, to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided to or from the Company, the Managing Broker-Dealer, the Selling Group Member and/or their agents or customers may be provided electronically, as a preference but not as a requirement.

With respect to Shares held through custodial accounts, the Selling Group Member agrees and acknowledges that to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided from the Company, the Managing Broker-Dealer and/or their agents to Company investors may be provided solely to the custodian that is the registered owner of the Shares, rather than to the beneficial owners of the Shares. In such case it shall be the responsibility of the custodian to distribute the information to the beneficial owners of Shares.

The Selling Group Member agrees and acknowledges that the Managing Broker-Dealer may, as a preference but not as a requirement, use an electronic platform to process subscriptions, including but not limited to the Depository Trust Company (DTC) model. If an electronic platform is used, the Selling Group Member agrees to cooperate with the processing of subscriptions through such an electronic platform if reasonably practical.

25.        Third Party Beneficiaries.   The Company and its affiliates, successors and assigns shall be express third party beneficiaries of Section 1 of this Agreement.

26.        Successors and Assigns.   No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Managing Broker-Dealer and Selling Group Member and their respective successors and permitted assigns.

Please confirm this Agreement to solicit persons to acquire the Shares on the foregoing terms and conditions by signing and returning the form enclosed herewith.

Very truly yours,

ORCHARD SECURITIES, LLC, a Utah limited liability company

By:

Its:

Orchard Securities, LLC

401 South 850 East, Suite C1

Lehi, Utah 84043

Re:        Offering of Shares in Cottonwood Multifamily REIT II, Inc.

Ladies and Gentlemen:

The undersigned confirms its agreement to act as a Selling Group Member as referred to in the foregoing Soliciting Dealer Agreement, subject to the terms and conditions of such Agreement. The undersigned confirms that it is a member in good standing of the Financial Industry Regulatory Authority, Inc., and is qualified under federal law and the laws of the states in which sales are to be made by the undersigned to act as a Selling Group Member.

Dated:	, 20
(Print Name of Firm)

By:
(Authorized Representative)

Address:

 Taxpayer Identification Number:

Registered as broker-dealer in the following states:

☐ All States

☐ AL	☐ AK	☐ AZ	☐ AR	☐ CA	☐ CO	☐ CT	☐ DE	☐ DC	☐ FL	☐ GA	☐ HI	☐ ID

☐ IL	☐ IN	☐ IA	☐ KS	☐ KY	☐ LA	☐ ME	☐ MD	☐ MA	☐ MI	☐ MN	☐ MS	☐ MO

☐ MT	☐ NE	☐ NV	☐ NH	☐ NJ	☐ NM	☐ NY	☐ NC	☐ ND	☐ OH	☐ OK	☐ OR	☐ PA

☐ RI	☐ SC	☐ SD	☐ TN	☐ TX	☐ UT	☐ VT	☐ VA	☐ WA	☐ WV	☐ WI	☐ WY	☐ PR

EXHIBIT A

MBD AGREEMENT